Exhibit 107

Calculation of Filing Fee Table
FORM S-8
(Form Type)

APYX MEDICAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Rule 457(c) and 457(h)	1,600,000	$1.75	$2,804,800	$147.60 per $1,000,000	$413.99
Total Offering Amounts					$2,804,800		$413.99
Total Fee Offsets							-
Net Fee Due							$413.99

(1)    Represents 1,600,000 shares of common stock, par value $0.001 per share ("Common Stock"), Apyx Medical Corporation (the "Registrant") available for issuance under the Registrant's 2023 Share Incentive Plan (the "Plan"). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this "Registration Statement") filed by the Registrant shall also cover any additional shares of Common Stock that may become issuable under the Plan pursuant to this Registration Statement by reason of any stock split, recapitalization, stock dividend or other similar transaction or capital adjustment effected without receipt of consideration or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)    Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Common Stock, as quoted on the NASDAQ Capital Market on November 10, 2023.

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